OPERATING AGREEMENT

OF

Auor Capital Fund V LLC

A Minnesota 322C Manager-Managed Limited Liability Company

THE INTERESTS REFERRED TO IN THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933 OR ANY OTHER SECURITIES LAWS, STATE OR FEDERAL, AND SUCH INTERESTS MAY NOT BE TRANSFERRED WITHOUT APPROPRIATE REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

i

OPERATING AGREEMENT

OF

AUOR CAPITAL FUND V LLC

THIS OPERATING AGREEMENT (this “Agreement”) of Auor Capital Fund V LLC, a Minnesota limited liability company (the “Company”), is entered into as of December 20, 2023 (the “Effective Date”), by and among the Company, the Persons identified on the attached Schedule 1, and any other Person who, after the Effective Date, becomes a Member of the Company and becomes a party to this Agreement (each a “Member” and collectively the “Members”).

RECITALS

A.	The Company was formed under Minnesota Statutes Chapter 322C by the filing of the Articles of Organization with the Minnesota Secretary of State on December 20, 2023 (the “Articles of Organization”).

B.	The undersigned Members constitute all of the current Members of the Company.

C.	Minnesota Statutes Section 322C.0110 authorizes the members of a limited liability company to enter into an “operating agreement”; and

E.

Each Member (i) is familiar with the business of the Company, (ii) has reviewed this Agreement and has had the opportunity to consult with such Member’s legal, tax and financial accounting advisors regarding this Agreement, and (iii) desires to enter into this Agreement effective as of the Effective Date with the intention that this Agreement fully constitute the Company’s sole operating agreement with respect to the matters provided for in this Agreement.

AGREEMENT

In consideration of the agreements and obligations set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

a. “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year, including such sums that are deemed obligated to restore pursuant to Treasury Regulation § 1.704-2(g) and (i) or related regulations; and (ii) reduced by the items described in Treasury Regulation § 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

b. “Adjusted Taxable Income” of a Member for a fiscal year (or portion thereof) with respect to the Interest held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Interest (as adjusted by any final determination in connection with any tax audit or other proceeding) for such fiscal year (or portion thereof); provided, that such taxable income shall be computed (a) by subtracting any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Interest that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior fiscal year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect owners of the Member) in such fiscal year and all prior fiscal years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

c. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. A Person is an affiliate of an entity if such Person is a governor, director, manager, officer or legal representative of such entity, or if such Person has a material financial interest in such entity. An individual Person’s Affiliates include such individual’s spouse, lineal decedents and ascendants and any trust for any such individual Person’s benefit.

d. “Agreement” has the meaning set forth in the Preamble.

e. “Articles of Organization” has the meaning set forth in the Recitals.

f. “Available Cash” means, subject to Section 322C.0405 of the Revised Act, the aggregate amount of cash on hand or in any bank, money market or similar accounts of the Company. Available Cash shall be determined as frequently as the Members determine, but in no event shall such determinations be less frequent than annually, and again as of the end of each fiscal year. Available Cash includes all Company revenue derived from any source (other than Capital Contributions and Liquidation Proceeds) that the Members determine is available for Distribution to the Members after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

g. “Bankruptcy” with respect to any Person, means the entry of an order for relief with respect to such Person under the federal bankruptcy code (as set forth in Title 11 of the United States Code) or the insolvency of such Person under any state insolvency act.

h. “BBA Procedures” has the meaning set forth in Section 7.4(d).

i. “Business” has the meaning set forth in Section 2.1.

j. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Minnesota are authorized or required to close.

k. “Capital Account” means the separate account established and maintained by the Company for each Member and each transferee pursuant to the Code and Treasury Regulations.

l. “Capital Contribution” means with respect to a Member the total amount of cash and the agreed upon net Fair Value of property (or services, where an Interest in Company Capital is issued for such services) contributed by such Member (or such Member’s predecessor in interest) to the Company in exchange for such Member’s Interest or pursuant to Sections 3.2 and 6.10(r).

m. “Class A Member” means a Member who owns one or more Class A Units. Such Member shall have all rights of a Class A Member only with respect to those Class A Units. Where the term “Member” is used in this Agreement in context of exercising Governance Rights, making a decision of the Members, voting on matters submitted to the Member, or any language of similar intent or context, such use refers to Class A Members only.

n. “Class A Percentage Interest” means with respect to any Class A Member, the portion of all of the Company’s outstanding Class A Units owned by such Class A Member, expressed as a percentage, and shall be determined by dividing the number of Class A Units held by such Class A Member by the number of Class A Units held by all of the Class A Members at the time of the determination.

o. “Class A Units” means a class of Units issued by the Company which is the only class of Units entitling the holders thereof to Governance Rights. Holders of Class A Units are not entitled to any Financial Rights. The Company is authorized to issue one (1) Class A Unit.

p. “Class B Member” means a Person who owns one or more Class B Units. Such Person shall have all rights of a Class B Member only with respect to those Class B Units. For avoidance of doubt, to the fullest extent permitted by the Act, Class B Members have no Governance Rights, and have no right to participate in any vote or decision submitted to the Members.

q. “Class B Percentage Interest” means with respect to any Class B Member, the portion of all of the Company’s outstanding Class B Units owned by such Class B Member, expressed as a percentage, and shall be determined by dividing the number of Class B Units held by such Class B Member by the number of Class B Units held by all of the Class B Members at the time of the determination.

r. “Class B Units” means a class of Units issued by the Company entitling the holders thereof to Financial Rights only. Holders of Class B Units have no Governance Rights. The Company is authorized to issue four hundred eight and 75/100 (408.75) Class B Units.

s. “Certificate” has the meaning set forth in Section 3.4.

t. “Code” means the Internal Revenue Code of 1986, as amended.

u. “Company” has the meaning set forth in the Preamble.

v. “Company Capital” means at any measuring date the aggregate Capital Accounts of all Members.

w. “Company Minimum Gain” has the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-2(d)(l). Company Minimum Gain is determined, first, by computing for each Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company will use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under this Agreement. In any taxable year in which a Revaluation occurs, (i) if the Members’ Capital Accounts are increased to reflect a revaluation of Company property subject to a Nonrecourse Debt, the net increase or decrease in Company Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Company Minimum Gain using the current year’s book value and the prior year’s amount of Company Minimum Gain; and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation; and (ii) if the Members’ Capital Accounts are decreased to reflect the Revaluation, the net increase or decrease in Company Minimum Gain is determined in the same manner as in the year before such taxable year, but by using book values of Company property rather than adjusted tax bases.

x. “Confidential Information” has the meaning set forth in Section 6.13(a).

y. “Covered Person” means a person entitled to indemnification under Section 322C.0408 of the Revised Act.

z. “Credits” means all tax credits allowed by the Code with respect to activities of the Company.

aa. “Distributions” means any distributions by the Company to the Members of Available Cash, Liquidation Proceeds, or other amounts or Property as authorized pursuant to this Agreement.

bb. “Effective Date” has the meaning set forth in the Preamble.

cc. “Equity Securities” mean any and all Interests of the Company and any securities of the Company convertible into, or exchangeable or exercisable for, such Interests, including without limitation warrants or other rights to acquire an Interest.

dd. “Estimated Tax Amount” of a Member for a fiscal year means the Member’s Tax Amount for such fiscal year as estimated in good faith from time to time by the Manager. In making such estimate, the Manager shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the Manager reasonably determines are necessary or appropriate to reflect the estimated operations of the Company for the fiscal year.

ee. “Excess Amount” has the meaning set forth in Section 4.9(c).

ff. “Fair Value” of an asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Manager based on such factors as the Manager, in the exercise of its reasonable business judgment, considers relevant.

gg. “Financial Rights” mean the rights of the Class B Members to receive Distributions of the Company’s assets, and allocations of income, gain, loss, deductions, credits, and similar items from the Company pursuant to this Agreement and the Revised Act.

hh. “Governance Rights” means the rights of a Class A Member to participate in the management and affairs of the Company in such Class A Member’s capacity as a Class A Member, including without limitation the right to vote on matters submitted to the Members, make decisions, vote, elect, consent to or otherwise take action, as provided under and subject to the limitations in this Agreement. Only Class A Units confer Governance Rights on the holders thereof.

ii. “Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code § 703(a), except that for this purpose: (i) all items of income, gain, deduction or loss required to be separately stated by Code § 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code § 705(a)(2)(B) (or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specially allocated in Article IV.

jj. “Interest” means all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Articles of Organization, this Agreement and the Revised Act, including the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company. Unless otherwise expressly separated, a Member’s Interest includes that Member’s transferable interest under the Revised Act. Interests may be shown as Percentage Interest and simultaneously reduced to Units or Membership Units and denominated in such manner to reflect an ownership interest in the whole of the Company.

kk. “Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

ll. “Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

mm. “Majority in Interest” means any Member or group of Members holding an aggregate of more than fifty percent (50%) of the Class A Percentage Interest.

nn. “Manager” means KAEDING DEVELOPMENT GROUP, LLC, a Minnesota limited liability company, and such other Member as may be designated or become a Manager pursuant to the terms of this Agreement. The Manager shall constitute a “manager” (as that term is defined in the Revised Act) of the Company. As used in this Agreement, Manager refers to all currently appointed Managers.

oo. “Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof; and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Revised Act, in each case so long as such Person is shown on the Company’s books and records as the owner of Interest. The Members shall constitute the “members” (as that term is defined in the Revised Act) of the Company.

pp. “Member Minimum Gain” has the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § 1.704-2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain will be determined by computing for each Member Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company will use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under this Agreement. In any taxable year in which a Revaluation occurs, (i) if a Member’s Capital Account is increased to reflect a revaluation of Company property subject to a Member Nonrecourse Debt, the net increase or decrease in Member Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Member Minimum Gain using the current year’s book value and the prior year’s amount of Member Minimum Gain; and (2) adding back any decrease in Member Minimum Gain arising solely from the Revaluation; and (ii) if a Member’s Capital Account is decreased to reflect the Revaluation, the Member Minimum Gain is determined in the same manner as in the year before such taxable year, but by using book values of Company property rather than adjusted tax bases.

qq. “Member Nonrecourse Deductions” has the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate Distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation § 1.704-2(i).

rr. “Membership Unit” or “Unit” means one of the units into which a Member’s Interest in the Company is divided such that the Company and the Members may use another method other than a Percentage Interest to express a Member’s Interest in the Company. Currently, the Company has authorized 409.75 Membership Units to be issued, one (1) of which is designated as Class A, and four hundred eight and 75/100 (408.75) of which are designated as Class B.

ss. “Minimum Gain Chargeback Requirement” has the meaning set forth in Section 4.5(b).

tt. “Members Schedule” has the meaning set forth in Section 3.1.

uu. “Nonrecourse Debt” means a Company liability with respect to which no Member or a related person bears the economic risk of loss as determined under Treasury Regulation §§ 1.752-1 (a)(2) and 1.752-2.

vv. “Nonrecourse Deductions” has the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704.2(d)) during such year reduced (but not below zero) by the aggregate Distributions made during the year of proceeds of a Nonrecourse Debt that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

ww. “Officer” means an individual designated as such by the Manager, with the responsibilities and duties specified or delegated by the Manager, including the offices set forth in Section 5.5.

xx. “Partnership Representative” means the Person designated pursuant to this Agreement to represent the Company in matters before the Internal Revenue Service.

yy. “Percentage Interest” means with respect to any Member, the portion of all of the Company’s outstanding Units (regardless of Class) owned by such Member, expressed as a percentage, and shall be determined by dividing the total number of Units held by such Member by the total number of Units (regardless of Class) held by all of the Members at the time of the determination. The Percentage Interests of each Member will be set forth on Schedule 1, as adjusted from time to time as required or permitted by the provisions of this Agreement.

zz. “Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

aaa. “Prime Rate” means the prime rate charged and defined, as from time to time by U.S. Bank National Association, or any similar successor rate.

bbb. “Property” means all of the assets that the Company may own or otherwise have an interest in from time to time.

ccc. “Pro Rata Share” means with respect to any Member, a percentage equal to such Member’s Percentage Interest immediately before such determination.

ddd. “Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a fiscal year means the excess, if any, of (a) the product of (i) a quarter (1/4) in the case of the first calendar quarter of the fiscal year, half (1/2) in the case of the second calendar quarter of the fiscal year, three-quarters (3/4) in the case of the third calendar quarter of the fiscal year, and one (1) in the case of the fourth calendar quarter of the fiscal year and (ii) the Member’s Estimated Tax Amount for such fiscal year over (b) all distributions previously made during such fiscal year to such Member.

eee. “Reserves” means amounts set aside from time to time by the Manager pursuant to Section 4.8.

fff. “Revaluation” means the occurrence of any event described in this Agreement as a result of which the book value of Property is adjusted by the Company to its Fair Value.

ggg. “Revised Act” means the Minnesota Revised Uniform Limited Liability Company Act (Minn. Stat. §§ 322C.0101 et. seq.).

hhh. “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.

iii. “Shortfall Amount” has the meaning set forth in Section 4.9(b).

jjj. “Tax Advance” has the meaning set forth in Section 4.9(a).

kkk. “Tax Amount” of a Member for a fiscal year means the product of (a) the Tax Rate for such fiscal year and (b) the Adjusted Taxable Income of the Member for such fiscal year with respect to its Interest.

lll. “Tax Rate” of a Member, for any period, means the highest effective marginal combined federal, state, and local tax rate applicable to an individual residing in Minneapolis, Minnesota (or, if higher, a corporation doing business in Minneapolis, Minnesota), taking into account (a) the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income and (b) if applicable, the deduction under Code Section 199A.

mmm. “Taxing Authorities” and “Taxing Authority” has the meanings set forth in Section 7.4(c).

nnn. “Transfer” means any proposed, claimed or asserted voluntary or involuntary disposition of any Interest, by any Member or by such Member’s agent, executor, administrator, trustee, receiver, legal representative, successors or assigns, in any manner whatsoever including, but not limited to, the following: disposition by gift, sale, exchange or devise, pledge, mortgage, assignment, grant of a security interest or other encumbrance, attachment, levy of execution or seizure by creditor whether or not by judicial process, assignment for the benefit of creditors, distribution by executor, administrator or trustee, and passage under any judicial order or legal process in law or equity, including passage by reason of descent and distribution, dissolution of marriage, Bankruptcy, legal incapacity or insanity and transfer to a receiver for the administration of property of a Member.

ooo. “Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code.

1.2 Certain Interpretive Matters. In construing this Agreement, the Members intend that:

a. the captions of the articles, sections or subsections in this Agreement are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

b. no consideration may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

c. examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

d. the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

e. a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

f. the meanings of the defined terms are applicable to both the singular and plural forms thereof;

g. all references to prices, values or monetary amounts refer to United States dollars;

h. all references to articles, sections, paragraphs, clauses, exhibits or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

i. each exhibit and schedule to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the body of this Agreement and any exhibit or schedule, the provisions of the body of this Agreement will control;

j. the words “this Agreement,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited;

k. the word “or” is disjunctive but not necessarily exclusive;

l. all references to agreements or laws are deemed to refer to such agreements or laws as amended or revised or as in effect at the applicable time, including corresponding provisions of future agreements or laws; and

m. capitalized terms not defined in this Agreement shall have the meanings ascribed under the Revised Act.

ARTICLE II

ORGANIZATION

2.1 Name; Business Purpose. The name of the Company is stated in the Articles of Organization. The Company has been formed for the purpose of acquiring an interest Foxtail Hollow LLC, a Minnesota limited liability company, which has been organized for the purpose of acquiring, developing, and selling a 76-unit townhome project located in Blaine, Minnesota (the “Business”).

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law, the Company has the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.3 Principal Place of Business. The principal executive office of the Company will be located at 7900 International Drive, Bloomington, MN 55425, or at such other place as the Manager may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent (if any) of the Company in the State of Minnesota are stated in the Articles of Organization. The registered office and registered agent of the Company in the State of Minnesota may be changed, from time to time by the Manager.

2.5 Amendment of the Articles of Organization. The Company may amend the Articles of Organization at such time or times and in such manner as may be required by this Agreement or the Revised Act, as the case may be.

2.6 Operating Agreement. Subject only to Section 322C.0110 Subdivision 2 and Subdivision 3 of the Revised Act, the Members who are parties to this Agreement intend that this Agreement govern all aspects of the Company’s business, activities and affairs, including without limitation: (a) the formation, operation, ownership, governance, management, and dissolution of the Company; (b) the allocation of income, receipts, gain, losses, deductions, Credits, and Distributions; (c) the receipt of additional capital, admission of new Members and all valuation issues associated with the receipt of such additional capital and admission of Members; (d) the Transfer or encumbrance of Interest, limitations on the transferability of Interest and transferable Interest; (e) the specific types of activities that do not violate the duty of care, duty of loyalty or the duty of fair dealing and good faith, (f) any limitation of any fiduciary duty or any broadening of the scope of any indemnification or exculpation; and (g) any other matter related to the Company’s business and affairs. Notwithstanding Section 322C.0102, Subdivision 17 of the Revised Act, the Members acknowledge and agree that this Agreement shall be the Company’s sole operating agreement for purposes of the Revised Act, in each case as hereafter amended or any other record other than this Agreement, including any exhibits to this Agreement, and at no time shall any operating agreement be created by oral or implied means. It is expressly intended that, during the entire term of this Agreement, the provisions of this Agreement shall supersede any provisions of the Revised Act, as they now exist or as may be subsequently amended or restated, that are inconsistent or conflict with the provisions of this Agreement to the maximum extent permitted by law.

2.7 Ratification of Certain Acts. The Company and each Member hereby adopt, approve and ratify all actions taken by the Company’s organizer and all business conducted by the Company from the date of its organization through the Effective Date.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Initial Capital Contributions. Each Member has made an initial Capital Contribution to the capital of the Company in the amount set forth opposite such Member’s name on Schedule 1 attached hereto (the “Members Schedule”) in exchange for such Member’s Interest (“Initial Capital Contribution”). The Manager shall update the Members Schedule upon the issuance or Transfer of any Interest to any new or existing Member in accordance with this Agreement.

3.2 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company.

3.3 Loans. Any Member may make a loan to the Company in such amounts, at such times (including in lieu of a Capital Contribution other than an Initial Capital Contribution) and on such terms and conditions as may be approved by the Manager. Loans by any Member to the Company will not be considered contributions to the capital of the Company. Any loan for which an interest rate is not otherwise expressly provided for in writing shall bear interest at the Prime Rate.

3.4 Certificates. The Manager may, but shall not be obligated to, issue certificates (each a “Certificate”) representing the Interest held by such Member in the Company. If the Manager issues Certificates, they shall be the form determined by the Manager and signed on behalf of the Company. The Certificates shall be consecutively numbered. In case of a lost, destroyed or mutilated Certificate, a replacement may be issued upon such terms and indemnity to the Company as the Manager may reasonably require.

3.5 Legends. If issued, Certificates representing the Interest shall bear a legend in substantially the following form:

THE INTEREST REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPERATING AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE INTEREST REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

THE INTEREST REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR STATE LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1 Non-Liquidation Cash Distributions.

a. The Manager shall determine the amount of Available Cash available for Distributions on at least an annual basis, or more frequently as determined in the discretion of the Manager. The Manager may consider all matters incidental to the finances of the Company in determining Available Cash, including Reserves required under Section 4.8 and Tax Distribution required under Section 4.9. The Manager shall distribute Available Cash to the Class B Members in accordance with their respective Class B Percentage Interests at least annually, or more frequently in the discretion of the Manager.

4.2 Liquidation Distributions. Liquidation Proceeds will be distributed in the following order of priority:

a. First, to discharge the Company’s obligations to creditors, including to Members that are creditors, as set forth in Section 322C.0707 Subdivision l of the Revised Act.

b. Second, to those Members, if any, with positive Capital Account balances at the time of such determination, in the ratio that such positive balances bear to each other until all such Members’ Capital Account balances equal zero.

c. Third, and notwithstanding Section 322C.0707, Subdivision 2, of the Revised Act, the remainder to the Class B Members in accordance and in proportion with their respective Class B Percentage Interests.

4.3 Income, Losses and Distributive Shares of Tax Items. The Company’s Income or Loss, as the case may be, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to Article VI, will be allocated to the Class B Members for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for in this Agreement or unless all Members agree otherwise.

4.4 Allocation of Income, Loss and Credits.

a. Income or Loss (other than from transactions in liquidation of the Company) and Credits for each fiscal year will be allocated among the Class B Members in accordance with their Class B Percentage Interest. To the extent there is any change in the respective Class B Percentage Interest of the Class B Members during the year, Income, Loss and Credits will be allocated among the pre-adjustment and post-adjustment periods as provided in Section 4.5(k).

b. Income from transactions in liquidation of the Company will be allocated among the Class B Members in the following order of priority:

i. first, to those Class B Members, if any, with negative Capital Account balances (determined prior to taking into account any Distributions pursuant to Section 4.2) in the ratio that such negative balances bear to each other until all such Class B Members’ Capital Account balances equal zero; then

ii. then, the remainder to the Class B Members in accordance with their respective Percentage Interest.

c. Losses from transactions in liquidation of the Company will be allocated among the Class B Members in the following order of priority:

i. first to those Class B Members, if any, with positive Capital Account balances (determined prior to taking into account any Distributions pursuant to Section 4.2) in the ratio that such positive balances bear to each other until all such Class B Members’ Capital Account balances equal zero; then

ii. then, the remainder to the Class B Members in accordance and in proportion with their respective Percentage Interest.

4.5 Special Rules. Notwithstanding the foregoing allocation provisions of this Article IV, the following special rules apply to allocations among the Class B Members:

a. Tax Allocations; § 704(c) and Revaluation Allocations. Other than as provided in this Section 4.5(a), items of income, gain, deduction and loss determined for income tax purposes shall be allocated, to the extent possible and except as otherwise provided in this Agreement, in the same proportions as corresponding items that enter into the calculation of Income and Loss. In accordance with Code § 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. Similarly, in the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code § 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations must be made by the Members in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5(a) are solely for income tax purposes and will not affect, or in any way be taken into account in computing, for book purposes, any Member’s Capital Account or share of Income or Loss, pursuant to any provision of this Agreement.

b. Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement. A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Company taxable year will equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the Distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus that Member’s aggregate share of decreases resulting from revaluations of any Property subject to Nonrecourse Debts. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation § 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account. Allocations shall be determined in accordance with Treasury Regulation § 1.704-2(j).

c. Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV other than Section 4.5(b), if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of the Member Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5) as of the beginning of the year) will be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.

d. Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1 (b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(d) may be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

e. Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be allocated to the Members in proportion to their Percentage Interest.

f. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

g. Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Sections 4.5(b), (c), (d), (e) and (f) will be taken into account in computing subsequent allocations of income and gain pursuant to this Article IV, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Article IV are, to the extent possible, equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such adjustments, allocations or distributions had not occurred. In addition, allocations pursuant to this Section 4.5(g) with respect to Nonrecourse Deductions in Section 4.5(e) and Member Nonrecourse Deductions in Section 4.5(f) will be deferred to the extent the Manager reasonably determines that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain, respectively.

h. Loss Allocation Limitation. Notwithstanding the other provisions of this Article IV, unless otherwise agreed to by all of the Members, no Member may be allocated Loss in any taxable year that would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

i. Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752-3(a)(3), each Member’s interest in Company profits is equal to such Member’s respective Percentage Interest.

j. Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation § 1.704-l(b), 1.704-2 and 1.752-1 through 1.752-5, and must be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Manager that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the Manager is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

k. General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such Income or Loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code § 706 and the Treasury Regulations thereunder.

4.6 No Priority. Except as may be otherwise expressly provided in this Agreement, no Member has priority over any other Member as to Company capital, Income, gain, deductions, Loss, credits or Distributions.

4.7 Tax Withholding. Notwithstanding any other provision of this Agreement, the Manager is authorized to take any action that they determine to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including withholding on any Distribution to any Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body will be treated as if such amount had in fact been distributed to the Member.

4.8 Reserves. The Manager may establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of any Property, for debt service, for future investments and for such other purposes as the Manager may deem necessary or advisable.

4.9 Tax Advances. The Manager shall have control over Distributions which qualify as Tax Advances pursuant to this Section 4.9 as follows:

a. Subject to any restrictions in the Company’s then applicable debt-financing arrangements, or as otherwise restricted by applicable law, and subject to the determination by the Manager to retain any other amounts necessary to satisfy the Company’s obligations and to maintain reasonable Reserves, at least five (5) days before each date prescribed in the Code for a calendar-year end entity to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Advance”).

b. If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to Section 4.9(a) with respect to any fiscal year, the aggregate Tax Advances to any Member with respect to such fiscal year are less than such Member’s Tax Amount for such fiscal year (a “Shortfall Amount”), then the Company shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a fiscal year before the seventy-fifth (75th) day of the next succeeding fiscal year; provided, that if the Company has made Distributions other than pursuant to this Section 4.9, the Manager may apply such Distributions to reduce any Shortfall Amount.

c. If the aggregate Tax Advances made to any Member pursuant to Section 4.9 for any fiscal year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 4.9, except to the extent taken into account as an advance pursuant to Section 4.9(d).

d. Any Distributions made pursuant to this Section 4.9 shall be treated for purposes of this Agreement as advances on Distributions pursuant to Section 4.1 and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Member pursuant to Section 4.1.

ARTICLE V

MANAGEMENT

5.1 Management of the Company. The business, activities and affairs of the Company shall be managed by and under the direction of the Manager. Except for those decision and actions specifically reserved to the Members pursuant to this Agreement, all matters relating to the activities of the Company shall be decided exclusively by the Manager. The Company shall be a “manager-managed limited liability company” as that term is defined in Section 322C.0102, Subdivision 14 of the Revised Act.

5.2 Removal and Replacement of Manager. The Class A Member may remove a Manager only for Cause by executing a written resolution that sets forth in reasonable detail the actions or inactions of the Manager which constitute the Cause which is the basis for the Manager’s removal. For purposes of this Section 5.2, “Cause” means (i) misappropriation of Company funds by the Manager with respect to the Company’s Business, (ii) the gross negligence, willful misconduct or fraud on the part of the Manager in the management of the business and affairs of the Company, (iii) a breach of any material provision of this Agreement by the Manager that remains uncured for thirty (30) days after written notice of such breach was received by the Manager, (iv) violation of the duty of loyalty pursuant to Section 5.7; or (v) the Bankruptcy of the Manager. In the event that the Manager is removed, a replacement Manager shall be elected by the Class A Member. Except as set forth in this Section 5.2, the Members shall have no right to remove or replace the Manager.

5.3 Resignation of Manager. A Manager may resign at any time by giving thirty (30) days’ written notice to the Company. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Company’s acceptance of a resignation shall not be necessary to make it effective. A successor Manager shall be filled by the affirmative vote of the Class A Member.

5.4 Compensation of Manager. The Manager shall not be compensated for services as the Manager, but the Company shall reimburse the Manager for all reasonable out-of-pocket expenses incurred or paid by the Manager on behalf of the Company in carrying out the Company’s business activities.

5.5 Officers.

a. General. The Manager may, but need not, appoint one or more individuals as Officers of the Company as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to such Officers such power and authority as the Manager deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Manager or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Manager. Any Officer may be removed by the Manager, with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Manager. Officers and other persons of authority may also be appointed by filing a Statement of Authority with the Minnesota Secretary of State pursuant to the Revised Act, Section 322C.0302.

b. Chief Executive Officer. If the Manager designates a person as “chief manager,” “president,” “chief executive officer,” “CEO,” or another title of similar import, that person shall, unless otherwise specified by the Manager (i) serve as an agent of the Company at the will of the Manager, without prejudice to any rights the person may have under a contract with Company; (ii) have general active management of the business of the Company, subject to the supervision and control of the Manager; (iii) ensure that all orders and resolutions of the Manager are carried into effect; (iv) sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Manager to some other Officer or agent of the Company; (v) maintain records of and, whenever necessary, certify all proceedings of the Manager and the Members; and (vi) perform other duties prescribed by the Manager.

c. Chief Financial Officer. If the Manager designates a person as “treasurer,” “chief financial officer,” “CFO,” or another title of similar import, that person shall, unless otherwise specified by the Manager (i) serve as an agent of the Company at the will of the Manager, without prejudice to any rights the person may have under a contract with the Company; (ii) keep or oversee the keeping of accurate financial records for the Company; (iii) deposit or oversee the deposit of all money, drafts, and checks in the name of and to the credit of the Company in the banks and depositories designated or permitted by the Manager; (iv) endorse or oversee the endorsement for deposit all notes, checks, and drafts received by the Company as ordered by the Manager or delegated as permitted by the Manager, making proper vouchers for them when necessary; (v) disburse or oversee the disbursement of Company funds and issue or oversee the issuance of checks and drafts in the name of the Company, as ordered by the Manager; (vi) give to the Chief Executive Officer and the Manager, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the Company; and (vii) perform other duties prescribed by the Manager or by the Chief Executive Officer.

d. Secretary. If the Manager designates a person as “secretary,” that person shall, unless otherwise specified by the Manager, attend all meetings of the Members and may record the proceedings of such meetings in the minute book of the Company, and whenever necessary certify such proceedings. The Secretary shall give proper notice of meetings of Members and shall perform such other duties as may be prescribed by the Chief Executive Officer from time to time.

e. Vice President or Other Office. If the Manager designates a person as “vice president” or another office, that person shall, unless otherwise specified by the Manager, have such powers and shall perform such duties as may be prescribed by the Chief Executive Officer.

f. Delegation. Unless prohibited by the Manager, an Officer may, without the approval of the Manager, delegate some or all of the duties and powers of an office to other persons. An Officer who delegates the duties or powers of an office is subject to the standard of conduct for an Officer stated in this Agreement with respect to: (i) the act of delegation; and (ii) the supervision of persons to whom those duties and powers are so delegated.

5.6 Duty of Care of the Manager and Officers. The duty of care of the Manager or an Officer in the conduct of the Company’s activities is to act with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the Manager or Officer reasonably believes to be in the best interests of the Company. In discharging this duty, the Manager or Officer may rely in good faith on opinions, reports, statements, or other information provided by another person that the Manager or Officer reasonably believes is a competent and reliable source for the information. With respect to the duty of care set forth in this Section 5.6, in accordance with Section 322C.0110, Subdivision 7 of the Revised Act, no Manager or Officer of the Company shall be liable for any money damages to the Company or to any other Member, unless the Manager or Officer has engaged in intentional misconduct or a knowing violation of the law. EACH MEMBER WAS ADVISED BY COUNSEL, OR HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT, AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 5.6 IS NOT MANIFESTLY UNREASONABLE.

5.7 Duty of Loyalty. The Members acknowledge and agree as follows:

a. Consideration of Interests. The Members have formed the Company and entered into this Agreement and become Members without any expectation that any Manager or any Member (or any of their respective Affiliates) would forgo any other opportunity available to any Manager or any Member in the future or that any Manager or any Member (or any of their respective Affiliates) would be required to consider the interests of the Company or any other Member or Person in any other matter. The Members record that their mutual expectation is that, when voting or taking any other action, a Manager is free to consider such Manager’s own interests exclusively without considering whether such vote or other action serves the interests or is in the best interest of the other Members, the Company or any other Person. The Members also agree that their mutual expectation is that, when taking any action, a Manager is free to consider the interests of any Member exclusively over the interests of any other Member without considering whether such action serves the interests or is in the best interest of the other Members, the Company or any other Person. Accordingly, when Board causes the Company to take any action, when the Members are voting on any matter under this Agreement, or when a Member is otherwise permitted or required to make a decision (including a decision that is in such Member’s “discretion” or under a grant of similar authority or latitude), each Manager and each Member shall be entitled to consider only such interests and factors as the Manager or Member desires, including its own interests (or the interests of any of their respective Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the other Members, the Company or any other Person. Whenever in this Agreement any Manager or any Member is permitted or required to make a decision in “good faith,” each Manager and each Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law. EACH MEMBER WAS ADVISED BY COUNSEL, OR HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 5.7(a) IS NOT MANIFESTLY UNREASONABLE.

b. Competing with the Company. The Members have formed the Company and entered into this Agreement and become Members with the expectation that one or more of the Managers and one or more Members (or any of their respective Affiliates): (x) would deal with the Company without any restrictions imposed on the ability to compete with the Company, notwithstanding any access a Member may have to Confidential Information of the Company or any position a Member may have with respect to trust and confidence in relation to the Company and its Members; (y) are permitted to, and may presently or in the future, have investments or other business relationships, ventures, agreements or arrangements with entities engaged in the business of the Company, other than through the Company and the subsidiaries of the Company; and (z) are permitted to, and may presently or in the future, have or develop strategic relationships with businesses that are or may be competitive with the Company and the subsidiaries of the Company. Accordingly, no Member is required to refrain from competing with the Company in the conduct of the Company’s business before the dissolution of the Company and the Members and the Managers may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company will not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. Without limiting the generality of the foregoing, any Manager or any Member (or any of their respective Affiliates) may directly or indirectly, without violating the Manager or Member’s duty of loyalty.

i. (A) render services or give advice to, or affiliate with (as employee, partner, consultant or otherwise), or (B) directly or through one or more of any of such Member’s or Manager’s Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of, any competitor of the Company or any division or business segment of any competitor of the Company;

ii. directly or through one or more of any of such Member’s or Manager’s Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers or suppliers of the Company or any subsidiary of the Company for purposes of working with or doing business with a Person other than the Company; and

iii. directly or through one or more of any of such Member’s or Manager’s Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who is or has been employed by the Company.

EACH MEMBER WAS ADVISED BY COUNSEL, OR HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 5.7(b) IS NOT MANIFESTLY UNREASONABLE.

c. Dealings with the Company; Company Opportunities. The Members have no expectation that (i) any Manager or any Member will be prohibited, by virtue of the Member’s status as a Manager or Member of the Company, from pursuing and engaging in any activities and (ii) any Manager or any Member will be obligated to inform the Company or any Member of any such opportunity, relationship or investment (a “Company Opportunity”) or to present to the Company any Company Opportunity. Further, the Company hereby renounces any interest in any Company Opportunity and any expectancy that any Company Opportunity will be offered to it. EACH MEMBER WAS ADVISED BY COUNSEL, OR HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 5.7(c) IS NOT MANIFESTLY UNREASONABLE.

d. Contracts with the Manager, the Members or Their Affiliates. A contract or other transaction (i) between the Company and the Manager or any Member, (ii) between the Company and an Affiliate of the Manager or any Member, or (iii) between the Company and any other organization for whom the Manager or any Member is a governor, director, manager, officer, or legal representative of such organization or in whom the Manager or Member has a material financial interest, is not void or voidable because the Manager, Member, Affiliate or the other organizations (as applicable) are parties or because the Manager, Member, Affiliate or the other organizations are present (directly or indirectly) at a meeting of the Manager or the Members at which the contract or transaction is authorized, approved, or ratified. EACH MEMBER WAS ADVISED BY COUNSEL, OR HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 5.7(d) IS NOT MANIFESTLY UNREASONABLE.

5.8 Prescribing Standards of Good Faith and Fair Dealing. The Manager and the Members shall exercise their rights and discharge their duties under this Agreement and the Revised Act in a manner consistent with the contractual obligation of good faith and fair dealing, including by acting in a manner, in light of this Agreement, that is honest, fair and reasonable. Any right exercised or duty discharged by the Manager or a Member pursuant to the written advice of the Company’s attorneys, accountants, investment bankers, appraisers or other professional advisors shall be deemed to satisfy such contractual obligation. EACH MEMBER WAS ADVISED BY COUNSEL, OR HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL, IN ENTERING INTO THIS AGREEMENT AND IS FULLY APPRISED AND AWARE OF ALL IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT. THE MEMBERS AGREE THAT THIS SECTION 5.8 IS NOT MANIFESTLY UNREASONABLE.

5.9 Indemnification; Covered Persons; Limitation of Liability.

a. Conduct of Covered Persons. A Covered Person shall be deemed to have acted in “good faith” within the meaning of the Revised Act if such person acted in reliance upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Income or Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

b. Limitation. In accordance with Section 322C.0110 Subdivision 7 of the Revised Act, no Person will be liable to the Company or its Members for any loss, damage, liability, or expense on account of any action taken or omitted to be taken by such Person as a Manager or Member, other than for: (i) breach of the duty of loyalty in contravention of this Agreement; (ii) a financial benefit received by the Member or Manager to which the Member or Manager is not entitled; (iii) a breach of a duty under Section 322C.0406 of the Revised Act; (iv) intentional infliction of harm on the Company or a Member; or (v) an intentional violation of criminal law. If the Revised Act is hereafter amended to authorize the further elimination or limitation of the liability of the Manager then, without requiring any action by the Members, the liability of the

Manager shall be further limited to the fullest extent permitted by the Revised Act, as amended. Any repeal of this provision as a matter of law or any modification of this subpart by the Members shall be prospective only, and shall not adversely affect any limitation on the personal liability of the Manager existing at the time of such repeal or modification.

c. Additional Limitation on Indemnification. Except as otherwise determined by the Manager, the Company shall not be required to indemnify a Person or advance expenses in connection with a proceeding (or part thereof) covered by Section 322C.0408 of the Revised Act if such proceeding (or part thereof) was commenced by such Person.

d. Right to Indemnification and Advancement. Subject to Section 5.14(c), the Company shall indemnify and advance expenses to the Manager, the Officers and other persons acting in their “official capacity” (as defined in Section 322C.0408 of the Revised Act) with respect to “proceedings” (as defined in Section 322C.0408 of the Revised Act) to the fullest extent required by Section 322C.0408 of the Revised Act for actions thereafter.

5.10 No Personal Liability. Except as otherwise provided by applicable law or as expressly set forth in this Agreement, the Manager will not be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Manager. The repeal of this provision as a matter of law or any modification of this subpart shall be prospective only, and shall not adversely affect any limitation on the personal liability of the Manager existing at the time of such repeal or modification.

ARTICLE VI

MEMBERS

6.1 Authority of the Members. Except as otherwise expressly provided in this Agreement, no Member shall have any authority to act for, or to assume any obligations or responsibility on behalf of, or to bind any other Member or the Company. Each of the Members agrees that it shall not represent to any third party with whom such Member is in contact concerning the affairs or the business of the Company that such Member has any authority to act for, or to assume any obligations or responsibilities on behalf of, the Company unless expressly authorized by the Manager. To the extent this Agreement or the Revised Act requires a Member of the Company to act, such actions shall be limited to the Class A Member only unless otherwise expressly provided.

6.2 Meetings of Members; Place of Meetings. Except as provided in Section 6.5, all decisions of the Members will be made at a meeting duly held in accordance with this Article VI. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles of Organization, and may be called by the Manager or Members holding not less than ten percent (10%) of the Percentage Interests. All meetings of the Members will be held at the principal office of the Company or at such other place, within or outside the State of Minnesota, as is designated from time to time by the Manager and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. Members may participate in a meeting of the Members by means of telephone conference or similar communications equipment whereby all Members participating in the meeting can hear each other and participation in a meeting in this manner constitutes presence in person at the meeting.

6.3 Quorum. The presence, in person or by proxy, of a Majority in Interest constitutes a quorum for the transaction of business by the Members. If less than a Majority in Interest are represented at a meeting, a majority of the Interest so represented may adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of Members such that the remaining Members constitute less than a quorum.

6.4 Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three (3) years prior to such meeting.

6.5 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members of the Company may be taken without a meeting if the action is evidenced by one or more written consents setting forth the action to be taken and signed by Members holding Class A Percentage Interests sufficient to cause the action to be taken at a meeting of the Members at which all Members were present.

6.6 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called must be given, not less than three (3) days nor more than sixty (60) days before the date of the meeting, by or at the direction of the Manager or Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting (a) waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

6.7 Waiver of Notice. When any notice is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated in such notice, is equivalent to the giving of such notice.

6.8 Voting by Entity Members. In the case of a Member that is a corporation or other legal entity, its Interest may be voted by such officer, agent or proxy as the bylaws of such corporation or agreement of such other entity may proscribe, or, in the absence of such provision, as the board of directors of such corporation or management of such other entity may determine. In the case of a Member that is a general or limited partnership, its Interest may be voted, in person or by proxy, by such Person as is designated by such Member.

6.9 Voting Requirement. Notwithstanding anything to the contrary in the Revised Act, and solely to the extent authorized in this Agreement, each Member has the right to vote in proportion to such Member’s Class A Percentage Interest. Except as otherwise expressly provided in this Agreement, the affirmative vote or consent of a Majority in Interest is required for a valid decision of the Members. Except as expressly set forth in this Agreement, this standard represents the voting power required to take action at a duly called meeting pursuant to Section 322C.0407, Subdivision 5, of the Revised Act.

6.10 Major Decisions. The Manager shall not, without the prior written consent of the Class A Member, which shall be deemed to be consent of all of the Members of the Company, take any of the following actions or any other action deemed a Major Decision in other Sections of this Agreement (each a “Major Decision”):

a. Amend the Company’s Articles of Organization or this Agreement;

b. Conduct or otherwise engage in any business other than the Business of the Company;

c. Approve a merger, conversion, or domestication under Sections 322C.1001 to 322C.1015 of the Revised Act; and

d. Change of the status of the Company from a manager-managed limited liability company to a member-managed limited liability company or a board- managed limited liability company (in each case, as those terms are defined in Section 322C.0102 of the Revised Act).

The Members acknowledge and agree that the approval of the Class A Member as set forth in this Section 6.10 replaces and modifies the unanimous member consent rights under Section 322C.0407, Subdivision 3(4) of the Revised Act.

6.11 Minutes of Meetings and Record of Other Actions. The Company will keep at its principal office minutes of all meetings of the Members and a record of all actions taken by the Members without a meeting.

6.12 No Personal Liability. Except as otherwise provided by applicable law or as expressly set forth in this Agreement, the debts, obligations, or other liabilities of the Company, whether arising in contract, tort or otherwise (a) are solely the debts, obligations or other liabilities of the Company, and (b) do not become the debts, obligations or other liabilities of a Member solely by reason of such Member acting as a member; provided that any repeal of this provision as a matter of law or any modification of this subpart shall be prospective only, and shall not adversely affect any limitation on the personal liability of any Member existing at the time of such repeal or modification.

6.13 Confidential Information.

a. In addition to any restrictions the Company might impose pursuant to Section 322C.0410, Subdivision 7, of the Revised Act, each Member acknowledges that during the term of this Agreement, such Member will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and their Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents, whether the foregoing are oral, written, electronic, or contained in any other form or medium, which the Company treats as confidential, (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing such Member’s investment in the Company or performing such Member’s duties as a manager, officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during such Member’s association (as an owner or transferee of an Interest) or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

b. Nothing contained in this Section 6.13 shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members; (vi) to such Member’s representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 6.13 as if a Member; or (vii) to any potential transferee in connection with a proposed Transfer of Interest from such Member, as long as such transferee agrees to be bound by the provisions of this Section 6.13 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

c. The restrictions of this Section 6.13 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or becomes available to a Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Member and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iv) becomes available to the receiving Member or any of its representatives on a non- confidential basis from a source other than the Company, any other Member or any of their respective representatives; provided, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its representatives.

ARTICLE VII

ACCOUNTING AND TAX MATTERS

7.1 Fiscal Year. The fiscal year and taxable year of the Company will end on December 31 of each year, unless a different year-end is chosen by the Manager or required by the Code.

7.2 Books and Records. At all times during the existence of the Company, the Company will cause to be maintained full and accurate books of account, which will reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company will be maintained at the principal office of the Company. The books and records of the Company shall be maintained using such method of account as shall be selected by the Manager.

7.3 Financial Reports. Each fiscal year, the Company shall furnish to each Member:

a. A consolidated balance sheet of the Company as of the end of such year and related consolidated financial statements for the year then ended; and

b. All information with respect to the Company necessary for the preparation of the Members’ federal and state income tax returns.

7.4 Tax Returns and Elections; Partnership Representative.

a. Tax Returns and Elections. The Company will cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state income tax purposes that the Manager reasonably believes will produce the most favorable tax results for the Members.

b. Appointment of Partnership Representative. Carl Kaeding is hereby designated as the Company’s “partnership representative” (the “Partnership Representative”) within the meaning of Section 6223(a) (as amended by the Bipartisan Budget Act of 2015 (the “BBA”). If Karl Kaeding ceases to be the Partnership Representative for any reason, the Class A Member shall appoint a new Partnership Representative.

c. Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by the Internal Revenue Service or other federal or state taxing authorities (collectively, “Taxing Authorities” and each a “Taxing Authority”), including any resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

d. BBA Elections and Procedures. To the extent permitted by applicable law and regulations, the Company will annually elect out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

e. Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member by the Company. To the extent that the Partnership Representative does not make an election under Code Section 6221(b) or Code Section 6226 (each as amended by the BBA), the Company shall use commercially reasonable efforts to (i) make any modifications available under Code Section 6225(c)(3), (4), and (5), as amended by the BBA, and (ii) if requested by a Member, provide to such Member information allowing such Member to file an amended federal income tax return, as described in Code Section 6225(c)(2) as amended by the BBA, to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by the Company.

7.5 Bank Accounts. All funds of the Company will be deposited in a separate bank, money market or similar account or accounts approved by the Manager and in the Company’s name. Withdrawals therefrom may be made only by individuals authorized to do so by the Manager.

ARTICLE VIII

TRANSFERS

8.1 General Restrictions. Except as provided in this Agreement, any Member (a “Transferor”) may Transfer all or any part of such Member’s Interest to any other Person (a “Transferee”). A Transfer will be effective as of the date specified in the instruments relating thereto. Any Transferee desiring to make a further Transfer will become subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make any Transfer.

8.2 Reserved.

8.3 Substitute Members.

a. No assignee of all or part of a Member’s Interest will become a Member in place of the Transferor (a “Substitute Member”) unless and until:

i. the Transferor (if living) has stated such intention in the instrument of assignment;

ii. the Transferee has executed a joinder or other instrument accepting and adopting the terms and provisions of this Agreement in the form attached as Exhibit A;

iii. the Transferor or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

iv. the Members holding Majority in Interest, in their sole and absolute discretion, have consented in writing to such Transferee becoming a Substitute Member.

b. Upon satisfaction of all of the foregoing conditions with respect to a Transferee, the Manager will cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

8.4 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 8.3, a Transferee is not entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but a Transferee will only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions to which the Transferor would be entitled. A Transferee who has become a Substitute Member has, to the extent of the Interest transferred to such Transferee, all the rights and powers of the Member for whom such Transferee is substituted and is subject to the restrictions and liabilities of a Member under this Agreement. Upon admission of a Transferee as a Substitute Member, the Transferor will cease to be a Member of the Company to the extent of such Interest.

8.5 Additional Members and Interests. Additional Members may be admitted to the Company and additional Interests may be issued with the approval of the Manager. Whenever any additional Member is admitted to the Company, or any additional Interest is issued, in accordance with this Section 8.5, the Percentage Interest of each Member outstanding immediately prior to such admission or issuance will be decreased proportionately, as appropriate, to maintain the aggregate Percentage Interest of the Members at exactly one hundred percent (100.00%). The Manager will cause Schedule 1 to be revised to reflect any adjustment in the Percentage Interest of the Members in accordance with this Section 8.5, but such revision shall not, by itself constitute an amendment of this Agreement for purposes of Section 10.10.

8.6 Redemption of Interests; Right of Redemption. Any Interest may be redeemed by the Company, by purchase or otherwise, upon the consent of the holder of such Interest and approval by the Manager. Whenever any Interest is redeemed by the Company in accordance with this Section 8.6, the Percentage Interest of each Member outstanding immediately following such redemption will be increased proportionately, as appropriate, to maintain the aggregate Percentage Interests of the Members at exactly one hundred percent (100.00%). The Manager will cause Schedule 1 to be revised to reflect any adjustment in the Percentage Interest of the Members in accordance with this Section 8.6, but such revision shall not, by itself constitute an amendment of this Agreement for purposes of Section 10.10.

8.7 No Dissociation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 322C.0602 of the Revised Act except for the events set forth in clauses (11) (merger), (12) (conversion) and (13) (domestication) of Section 322C.0602 of the Revised Act. So long as a Member continues to hold any Interest, such Member shall not have the ability to withdraw or resign as a Member and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Interest (other than (i) a transfer for security purposes; or (ii) a charging order in effect under Section 322C.0503 of the Revised Act which has not been foreclosed) such Person shall no longer be a Member and shall be dissociated.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1 Events Causing Dissolution.

a. Notwithstanding Section 322C.0701 of the Revised Act, the Company will be dissolved upon the first to occur of the following events:

i. upon the written consent of the Class A Member; or

ii. upon the entry of a decree of judicial permitted under Section 322C.0701 of the Revised Act. If a Member seeks dissolution of the Company by order of a court, it is the Members’ and Company’s intent that dissolution of the Company is the sole and exclusive remedy available to such Member, and each Member expressly and unconditionally waives the right to seek any alternative remedy pursuant to Minnesota Statute Section 322C.0701 Subd. 2, specifically including but not limited to the sale for fair value of any Member’s interest to any other Member.

b. To the fullest extent permitted by applicable law, the forgoing events which cause dissolution of the Company shall be the exclusive events which cause the dissolution of the Company.

9.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Manager will take such actions as may be required to wind up, liquidate and terminate the business and affairs of the Company in accordance with this Agreement and applicable laws. In connection with such winding up, the Manager may liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair market value therefor, apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 9.3 and do any and all acts and things authorized by, and in accordance with, applicable laws for the winding up and liquidation.

9.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company will be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE X

MISCELLANEOUS

10.1 Investment Representations. Notwithstanding anything to the contrary in a Member’s Joinder or any other subscription agreement executed by the Member, each Member hereby represents and warrants to the Company and the other Members as follows:

a. The Member is acquiring such Member’s Interest in the Company for such Member’s own account for investment only and not for the purpose of, or with a view to the resale or distribution thereof in whole or in part. No one other than the Member has any interest in or any right to acquire such Member’s Interest in the Company except as provided within this Agreement.

b. The Member understands that such Member’s Interest in the Company is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities or “blue sky” laws of any state and that the future transfer of such interest may be limited by (i) the necessity of effecting any registration or complying with the exemption required by the Securities Act or any applicable state securities or “blue sky” laws and (ii) the restrictions on transfer contained in this Agreement.

c. The Member is a sophisticated investor with knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the prospective investment in the Company and has not relied and will not rely on any information provided by or representations or warranties of the Company, except as expressly provided in this Agreement, in evaluating the merits and risks of the prospective investment in the Company and the prospective investment by the Company in the project to be constructed by the Company.

d. The Member is an “accredited investor” as defined under Regulation D of the Securities Act, as amended, and is not an “Investment Company” subject to the Investment Company Act of 1940.

e. The execution and delivery of this Agreement by such Member and the performance by such Member of the transactions contemplated hereby have been duly authorized by all requisite corporate or company action and proceedings. The execution and delivery of this Agreement by the Member and the performance of the transactions contemplated hereby will not violate or result in a breach of, or default under, any instrument or agreement to which it is a party or is bound, and this Agreement is binding upon and enforceable against it in accordance with its terms, except for the provisions of the bankruptcy and similar laws affecting creditors’ rights generally and equitable principles.

f. No consent, authorization, approval, order, license, certificate, or permit or act of or from, or declaration or filing with, any governmental authority or any party to any contract, agreement, instrument, lease, or license to which the Member is a party or by which such Member is bound, is required for acquisition of the Member’s Interest as contemplated hereby or the execution, delivery, or compliance by it with the terms of this Agreement.

g. The Members believe there is a reasonable possibility of profit and intend to take all action reasonably required for the Company to realize a profit; provided, however, that no Member nor any Member’s Affiliates shall incur any economic burden except as provided in this Agreement. Nonetheless, the Members understand and acknowledge that the Company has no guaranty of a specified return nor a guaranty against loss of income or capital.

10.2 Title to the Property. Title to the Property will be held in the name of the Company. No Member has any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member has any right to seek or obtain a partition of the Property, nor does any Member have the right to any specific assets of the Company upon the liquidation of or any Distribution from the Company.

10.3 Nature of Interest in the Company. An Interest is personal property for all purposes.

10.4 Organizational Expenses. Each Member will pay such Member’s own expenses incurred in connection with the review and negotiation of this Agreement.

10.5 Notices. Any notice, demand, request or other communication under this Agreement will be sufficient if in writing and if hand delivered or mailed by registered mail, certified mail or express courier to the Company at its principal office or to a Member or the Manager at the address of such Member or Manager in the records of the Company or sent by facsimile transmission to the telephone number, if any, of the recipient’s facsimile machine as such telephone number appears on the records of the Company, or sent via email to the email address, if any, of the recipient as it appears in the records of the Company. All such communications will be deemed to be given: (a) when delivered by hand; (b) when deposited in the United States mail, postage prepaid; (c) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (d) on the date sent by facsimile transmission or e-mail (with written confirmation of transmission) if sent during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient.

10.6 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

10.7 No Third Party Rights. None of the provisions in this Agreement are for the benefit of or enforceable by any third-party, including creditors of the Company; provided, however, that the Company may enforce any rights granted to the Company under this Agreement, its Articles of Organization or the Revised Act, as the case may be.

10.8 Entire Agreement. This Agreement, together with the Articles of Organization, constitutes the entire agreement among the Members and supersedes all other written, oral, or implied agreements, arrangements, and understandings among the Members the formation, operation and continuation of the Company and the relations among and between the Members and the Company.

10.9 Complete Statement of Expectations. Each Member represents and warrants that:

a. This Agreement (together with the joinder or any other subscription agreement executed by a Member, if any) forms a complete statement of the reasonable expectations of such Member with respect to the formation, operation, and continuation of the Company and the relations among and between the Members and the Company, and such Member does not have any such expectations not set forth in this Agreement.

b. This Agreement (together with the joinder or any other subscription agreement executed by a Member, if any) contains a complete statement of all expectations that were material to such Member’s decision to become a Member of the Company.

c. This Agreement may not be amended or altered by any oral representation or implied or implicit conduct or actions.

10.10 Amendments to this Agreement. Except as otherwise provided in this Agreement, this Agreement and the Articles of Organization may not be modified or amended in any manner other than by the unanimous written consent of the Members at the time of such modification or amendment.

10.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and may be enforced to the greatest extent permitted by law.

10.12 Binding Agreement. Subject to the restrictions on the disposition of Interest in this Agreement, the provisions of this Agreement are binding upon, and will inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitutes one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

10.14 Governing Law. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Minnesota.

10.15 Dispute Resolution. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Minnesota or in the Hennepin County District Court of the State of Minnesota, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Minnesota. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form.

10.16 Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party must pay to each of the non-defaulting parties all costs, damages, and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. If any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings may recover from the non-prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such court proceedings.

10.17 Attorney Disclosure; Representation of the Company. At the request of the Company, Messerli & Kramer P.A. (“Messerli”) has drafted this Agreement and various related documents for the Company. Each of the Members and the Company recognize that their interests under such documents may now or hereafter be adverse to, or in conflict with, the interests of one another. Each of the Members and the Company hereby consent to the representation by Messerli of the Company in connection with the preparation and execution of such documents. Further, each of the Members and the Company hereby agree that at no time will such representation be construed, claimed, or deemed to be a breach of any fiduciary relationship, a conflict of interest, or a violation of any other obligation of any party. Furthermore, all of the parties hereto represent and warrant that this is an important document and that each Member has made a conscious decision on whether or not to seek independent legal or accounting representation, or if not, the Member waives the same.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company and the Members hereto have signed and acknowledged this Agreement as of the Effective Date.

COMPANY:

Auor Capital Fund V LLC

By: Kaeding Development Group, LLC
Its: Manager

By: Carl Kaeding
Its: President and CEO

MEMBER:

KAEDING DEVELOPMENT GROUP, LLC

By: Carl Kaeding
Its: President and CEO

[Signature Page to Operating Agreement of Auor Capital Fund V LLC]

SCHEDULE 1

Member Schedule

Member Name	Capital Contribution	Class A Units	Class A Percentage Interest	Class B Units	Class B Percentage Interest	Percentage Interest
Kaeding Development Group, LLC	Cash and property the receipt, sufficiency and value of which have been agreed to and accepted by the Company.	1	100%	0	0%	0%
[Investors]
Total:		[ ]				100%

1 Class A Unit have been authorized

1 Class A Unit have been issued

408.75 Class B Units have been authorized

408.75 Class B Units have been issued

Certified to by the Manager as of December 20, 2023

By: Carl Kaeding
Its: President and CEO of Kaeding Development Group, LLC

Exhibit A-1

EXHIBIT A

Form of Joinder – Operating Agreement

The person whose name and signature appears below has, on the date indicated, become a party to that certain Operating Agreement of Auor Capital Fund V LLC, dated as of ___________, 2020, as the same has been amended from time to time as of the date hereof (the “Operating Agreement”) and shall be deemed for all purposes a Member and/or a Substitute Member (as applicable) thereunder. The terms of the Operating Agreement shall be fully applicable to all Interests now owned or hereafter acquired by such Member:

Name of Member: _________________________________________________

Signature: _______________________________________________________

Description of Member Interest: ______________________________________

Date: ____________________________________________________________

Acknowledged and agreed by:

Auor Capital Fund V LLC

By: ________________________________
Its: ________________________________
Date: ______________________________

Exhibit C-1